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                       NETSCAPE COMMUNICATIONS CORPORATION
                             CO-MARKETING AGREEMENT

This Co-Marketing Agreement ("AGREEMENT"), entered into by and between Netscape Communications Corporation ("NETSCAPE"), a Delaware corporation located at 501 East Middlefield Road, Mountain View, California 94043, and Yahoo! Inc. ("YAHOO"), a California corporation with its principal place of business at 3400 Central Expressway, Ste. 201, Santa Clara, California 95051, is effective as of the effective date set forth below ("EFFECTIVE DATE").

                                    RECITALS

A. Netscape is in the business of developing, manufacturing, marketing and distributing Internet related products and technology and providing related services, and in connection with its marketing efforts, maintains a U.S. English language World Wide Web site;
B. Yahoo is in the business of creating Internet-related content including navigational and directory services; and
C. The parties wish to enter into this Agreement to cooperate in certain co-marketing activities.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.   DEFINITIONS.

For purposes of this Agreement, in addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

"CHANNEL" means a major content category within the Service (and not as included in any client software), such as Entertainment, Sports, Business or Personal Finance, for example, separated from other content in a graphically defined area.

"CONTENT MODULE" means a single content subject category provided by a Premier Provider within a Channel or Sub-Channel.

"CONTENT PROVIDER" means a company which is participating in the Service by providing to the Service content and/or a link to a content-related site.

"CUSTOMIZED FRONT PAGE" means the page on the Internet presented to an end user who has registered for the Service and configured customized content to be served up to the end user.

"DEFAULT FRONT PAGE" means the page on the Internet which is the initial point of entry for an end user accessing the Service but who has not registered with the Service.

"DESTINATIONS" means that portion of Netscape's Web Site providing content organized by major categories and including Site Samplers for purposes of promoting Netscape customer's Web sites.


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"DISTINGUISHED PROVIDER" means a Content Provider which has a secondary listing relative to a Premier Provider listing, and a smaller, less distinct promotional element.

"DISTINGUISHED PROVIDER DIRECTORY" means the directory listing of Distinguished Providers within any Channel or Sub-Channel.

"FRONT PAGE" means a Default Front Page or a Customized Front Page.

"LAUNCH DATE" means the date on which the initial version of the Service is accessible to end users.

"NETSCAPE RESPONSIBLE ADVERTISING" shall mean the Netscape Legacy Advertising, described in Section 11.3 and Section 16.1, the Netscape Ad Inventory described in section 11.3, and the WNWC Advertising sold by Netscape described in section 16.1.

"NETSCAPE'S WEB SITE" the collection of U.S. English-language HTML documents accessible by the public via the Internet at the URL http://home.netscape.com and/or at such other URL or URL's as Netscape may designate.

"PAGE VIEW" means the serving up of an HTML page.

"PAYMENT" means Twenty-Five Million Dollars ($25,000,000) as described in
Section 14.1.

"PEOPLE PAGES" means the service which allows users to perform searches to locate people on the Internet.

"PREMIER PROVIDER" means a Content Provider which has a prominent listing in the Service, a graphic icon and a graphic promotional element.

"PREMIER PROVIDER DIRECTORY" means the directory listing of Premier Providers within any Channel or Sub-Channel.

"SERVICE" means the enhanced Web navigation service which organizes the most useful sites on the World Wide Web as described in, and which is the subject of, this Agreement. The Service shall not include the What's New Page, the What's Cool Page and the People Pages.

"SERVICE AD INVENTORY" shall mean the electronic advertising inventory within the Service, the People Pages, the What's New Page, the What's Cool Page and any other advertising inventory which Yahoo will manage as described in this Agreement, subject to the provisions of Section 16. Service Ad Inventory shall not include any of the Netscape Dedicated Channel as defined in Section 4.4.

"SERVICE NAME" means the name of the Service to be decided upon the mutual agreement of the parties.

"SITE SAMPLER" means a gif or a dynamically updated text Content Module which provides appropriate content and links to a Content Provider's Web site.

"SUB-CHANNEL" means a sub-category of a Channel content category, such as Golf, Football or Skiing relative to a Channel for Sports.

"TERM" means the two (2) year period of this Agreement, subject to the provisions of Section 20.

"WHAT'S COOL PAGE" means the page on Netscape's Web Site currently located at the URL http://________________ as such URL may change from time to time and which describes an edited list of distinctive Web sites.

"WHAT'S NEW PAGE" means the page on Netscape's Web Site currently located at the URL http://________________ as such URL may change from time to time and which describes an edited list of new and noteworthy Web sites.

"YELLOW PAGES" means the search and directory service which enables end users to locate local businesses on the Internet to be included in the Service as described in Section 7.

2.   INTERNET NAVIGATION SERVICE.

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  2.1.    DESCRIPTION OF THE SERVICE.  The Service will be modeled after, yet differentiated from, Yahoo's "My Yahoo!" personalized Internet navigational service. The Service shall include Site Samplers, or content-rich graphics similar to a Site Sampler, and possibly include other content such as third party reviews. Notwithstanding the foregoing, Yahoo shall develop, subject to Netscape's reasonable approval, the concept, look and feel of the Service which is separate and distinct from the My Yahoo! Service. The Service will be offered free of charge to end users. The parties anticipate that the Service will begin on or before April 15, 1997. On the Launch Date, the Destinations area will be removed from Netscape's Web Site and shall cease to exist for the Term of this Agreement. End users accessing Destinations will be redirected to the Service.

  2.2. CUSTOMIZATION. The Service will include a Default Front Page as the initial point of entry for end users accessing the Service. The Default Front Page will have a default configuration of content with Channels, Sub-Channels and banner advertising, as the parties shall mutually agree. Additionally, the Default Front Page will include a link to a page which will guide end users through a customization process whereby the end user can customize the Service by selecting a preferred configuration of content, Channels and Sub-Channels
which will be served to that end user on subsequent visits to the Service.   If
an end user elects to customize the content they receive through the Service, the end user will have to first register with the Service, as such registration is described in Section 3. Users can change the configuration of their customized content as often as they like.

  2.3. LOCATION OF SERVICE. The Service will reside solely on Yahoo's servers and Internet connection. The Toolbar button (as described in Section 10.1) and Destination buttons (as described in Section 10.4) shall be hard coded with a "netscape.com" domain and redirected to a "yahoo.com" domain. The Default Front Page shall be served under a "netscape.com" domain name. All other pages of the Service will be served under "yahoo.com" domain name. Yahoo shall not promote the Service from another Web site without Netscape's prior written consent.

  2.4. TARGET MARKET. The Service's primary target market is the individual end user who would use the Service for their personal use at home or the office, and not directly targeted to business-to-business or trade service users. The Service will be available in U.S. English-language only and will be focused on the North American market.

  2.5. NAME OF THE SERVICE. The Service Name will be mutually agreed upon by Netscape and Yahoo. Yahoo shall not independently use the Service Name without Netscape's prior written consent unless such use occurs in connection with Yahoo's advertising sales and promotional efforts on behalf of the Service. The Service Name shall be displayed on every page of the Service and no other locations without Netscape's prior written consent except in connection with such advertising sales and promotional efforts on behalf of the Service. If the Service Name includes a co-branding component, Yahoo may not use the Service Name with Netscape's name expunged. Yahoo may not use the Service Name independent of the Service except as provided for above in this Section 2.5.

  2.6. DESIGN OF SERVICE. The Service shall be co-branded equally by Netscape and Yahoo. Yahoo shall be responsible for creating the graphic user interface including navigation, architecture, look and feel as well as the tone of the Service; provided, however, that Netscape and Yahoo shall mutually agree to the initial design of the Service.

3.   END USER REGISTRATION.

  3.1. REGISTRATION PROCESS. End users who wish to customize the Service will have to register. The user registration page will be linked to the Default Front Page as well as all other appropriate pages in the Service. Initially, the Service will use My Yahoo!'s registration back-end database in conjunction with a co-branded front-end form of registration presented to end users. Such form of registration shall be substantially similar to Exhibit C. At the time the end user is asked to register, the end user will be notified as to what personal data is required for them to provide, how the personal data will be used and who will have access to the data, as described in Exhibit C. [XXXX]. The parties hereto acknowledge that it is their intent to integrate the Service's user registration process with Netscape's "Universal


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Registration" system when such system becomes available.  At such time as the registration process is transferred to Netscape, Netscape shall use reasonable commercial efforts to collect the same data from the Service registration process as was collected by Yahoo. At such time as Netscape's "Universal Registration" system is deployed, [XXXX]. Netscape and Yahoo shall use reasonable commercial efforts to coordinate the prompt transfer of user information from Netscape to Yahoo at such time as Netscape's "Universal Registration" system is used in connection with the Service.

  3.2.    ADDITIONAL USER INFORMATION.  [XXXX]

  3.3.    PERSONAL DATA CONFIDENTIAL.  [XXXX]

4.   CHANNELS.

  4.1.    WEB COVERAGE AND PROGRAMMING.  The Service will offer users a choice
of the following [XXXX].   Additional Channels may be added upon the mutual
agreement of the parties.

  4.2. CHANNEL AND SUB-CHANNEL COMPONENTS. Each Channel and Sub-Channel will include the following components, as set forth in Exhibit A: [XXXX] The Channel and Sub-Channel components will initially be pre-configured and presented to an end user on a default basis as the parties shall mutually agree. Registered users will be able to customize the content presented to them in a Channel.

  4.3. CHANNELS, SUB-CHANNELS AND CONTENT MODULES. The parties shall mutually agree to the topics and number of Channels. Yahoo will determine the categories for Sub-Channels within each Channel. Yahoo will provide an internal, editorial review of Web sites and the content programming within a Channel, Sub-Channel or Content Module.

  4.4. NETSCAPE'S DEDICATED CHANNEL. Netscape reserves the right to have one (1) dedicated Channel in the Service (the "NETSCAPE DEDICATED CHANNEL"), and Netscape is responsible for the programming within, and the management of, the Netscape Dedicated Channel including Sub-Channels, Content Modules and Content Provider listings; provided, however, that content programming within Netscape's dedicated Channel shall include no more than [XXXX]. Netscape shall use reasonable commercial efforts ensure that Netscape's dedicated Channel conforms with the Service's general look, feel and tone. All content included within the Netscape Dedicated Channel shall pertain to Netscape's products and services and those of its strategic business relationships with respect to Netscape's core businesses. No third party space within the Netscape Dedicated Channel may be sold. No pages within the Netscape Dedicated Channel shall be deemed to be part of the Service Ad Inventory for any reason.

  4.5.    ADDITIONAL NETSCAPE RESERVED INVENTORY.  [XXXX]

5.   SEARCH FUNCTIONALITY.

  5.1. SEARCH FIELD. A field providing search functionality will be included on pages within the Service as the parties may mutually determine. The search executed from the search field will initially only cover content within the Service itself. When the results to a search query are returned, a user will be given the option of expanding the scope of the search to encompass the World Wide Web using one of Netscape's Net Search Program premier or marquee search engines. The user will also be offered the choice of executing another search limited to the content of the Service. The parties acknowledge that although Netscape's Net Search Program is listed within the current version of Destinations, for the purposes of this Agreement, Net Search shall not be included in Destinations or the Service.

  5.2. SEARCH FIELD POSITIONING. The search field shall appear below the fold, or in such other location as the parties may mutually determine, on any page in which the search field is listed. Netscape shall approve the search engine companies which appear as expanded search options as well as the positioning of the search engine companies on the page served to end users in conjunction with the end user's search results. Yahoo shall not charge any of the search engine companies for these listings. Netscape reserves the right to review the financial effect of the search field in the Service as such search


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functionality may impact Netscape's own Net Search Program and require that the search functionality in the Service be minimized or deleted.

  5.3.    MONTHLY SEARCH REPORTS.  [XXXX]

Netscape and Yahoo shall determine the format for this monthly report. The information contained in the report shall be Netscape's and Yahoo's Confidential Information; however, Netscape reserves the right to provide the information contained in the report to the Net Search Program companies.

6.   CONTENT PROVIDER PARTICIPATION IN THE SERVICE.

  6.1. APPLICATION PROCESS. Netscape shall determine the criteria by which Content Providers may participate in the Service. Yahoo will be responsible for administering the Content Provider application process and serve as the primary point of contact for companies interested in becoming Content Providers.

  6.2 ORGANIZATION OF CONTENT PROVIDERS. A predetermined number of Content Providers, as mutually determined by the parties, will appear as Premier Providers in the Premier Provider Directory portion of the Channel or Sub-Channel and Distinguished Providers in the Distinguished Provider Directory of the Channel or Sub-Channel. Netscape and Yahoo shall mutually agree as to the exact number of Premier Providers and Distinguished Providers in a Channel or Sub-Channel. The Service shall include promotional areas, such as Site Samplers, for Premier Providers, as the parties shall mutually agree. On any page in the Service which includes a Premier Provider Directory and a Distinguished Provider Directory, the Premier Provider Directory shall be more prominently displayed. Within any Distinguished Provider Directory, Content Providers shall be displayed in the following order of decreasing prominence:

  Distinguished Providers designated by Netscape;

  Useful Content Providers displaying the Netscape Now button; and

  Useful Content Providers not displaying the Netscape Now button;

provided, however, that: such Content Providers comply with the criteria determined by Netscape; Netscape reserves the right to determine the positioning of [XXXX] Content Provider participating in the Service; and such news provider shall count against Netscape's Premier Provider Allotment as described in
Section 6.5.

  6.3. TRANSITION PERIOD. Netscape shall use reasonable commercial efforts to assist Yahoo in transitioning Content Providers as participants in the Service. Within seven (7) days of the Effective Date, Netscape shall notify Yahoo of companies which Netscape would like to have Yahoo list in the Service as Premier Providers or Distinguished Providers (the "TRANSITIONAL CONTENT PROVIDERS"). Until July 1, 1997, such companies shall appear as Premier Providers or Distinguished Providers in Channels and/or Sub-Channels as Yahoo shall determine; provided, however, that each such Premier Provider or Distinguished Provider shall be listed in the Service. In addition to the Premier Providers and Distinguished Providers designated by Netscape, other Content Providers may appear in the Premier Provider Directory or Distinguished Provider Directory, provided that such other Content Providers meet the selection criteria set forth in Exhibit F as such Exhibit F may be revised from time to time as set forth in this Agreement, or as otherwise agreed upon by the parties.

  6.4. AFTER THE TRANSITION PERIOD. Beginning on July 1, 1997, Yahoo shall review and approve companies who want to participate in the Service as Content Providers. Such approval of Content Providers shall be subject to a company's complying with Netscape's criteria which criteria shall be revised and communicated to Yahoo no later than May 1, 1997. Beginning on July 1, 1997, Premier Providers participating in the Service as a result of having been transferred by Netscape as described in Section 6.3 shall continue to participate in the Service provided that such Premier Providers comply with the requirements for Premier Providers participating in the Service as set forth in
Section 6.5. Netscape reserves the right to refuse to include any Content Provider which does not meet with Netscape's


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criterion for Content Providers.  Yahoo may require all Content Providers included in the Service to execute an agreement containing Yahoo's then-current standard terms and conditions pertaining to the appropriate level of Content Provider (the "STANDARD YAHOO CONTRACT"). Special Content Providers (as defined
Section 6.6, below) shall not be required to sign the Standard Yahoo Contract if, and only if, such Content Provider's participation in the Service consists solely of a listing in a directory and no other content. Notwithstanding anything else in this Agreement, Yahoo may refuse to include any Premier Provider or Distinguished Provider in the Service who does not execute the Standard Yahoo Contract, and may refuse to include any Premier Provider, Distinguished Provider or material, if Yahoo, in its reasonable determination, deems such inclusion would lead to material injury, damage, or liability to Yahoo.

  6.5. FEE CHARGED TO PREMIER PROVIDERS. [XXXX] a fee to participate in the Service or to place Content Modules in the Service, upon rates and terms to be determined by Yahoo with the understanding that Netscape and Yahoo shall consider each other's advertising plans and packaging; provided, however, that Netscape may offer Premier Provider placements free of charge to certain Content Providers as long as such free of charge placements and listings do not exceed [XXXX] of the available inventory of Premier Provider placements in any given month ("NETSCAPE PREMIER PROVIDER ALLOTMENT"). Netscape shall not sell slots in its Netscape Premier Provider Allotment, but shall make such Premier Providers aware of the value of such slot based on fees Yahoo is then charging for such slots.

  6.6. SPECIAL CONTENT PROVIDERS. Subject to Section 6.4, Yahoo shall include certain companies as Content Providers in the Service on a free of charge basis regardless of such company's compliance with Netscape's criteria (the "SPECIAL CONTENT PROVIDERS"). The list of such companies to be included in the Service is set forth in Exhibit B. Within thirty (30) days of the Effective Date, Netscape shall notify Yahoo as to whether such companies shall be listed as Premier Providers or Distinguished Providers in the Service. All Special Content Providers shall be counted against Netscape's Premier Provider Allotment.

  6.7. UPDATING OF DISTINGUISHED PROVIDERS AND PREMIER PROVIDERS. On a bi-weekly basis, Netscape will send to Yahoo a revised list of companies which Yahoo must include as Premier Providers (on a free of charge basis, subject to the limits of Netscape's Premier Provider Allotment and subject to space availability) and Distinguished Providers (provided such Distinguished Providers comply with Netscape's Content Provider criteria), if additions, deletions or corrections are needed. Yahoo shall update the list of Premier Providers and Distinguished Providers appearing in the Service, making the necessary additions or deletions within ten (10) business days of receipt of such revised list from Netscape. The parties shall designate a contact person and a process for managing the updated list.

  6.8. INTEGRATED COMMUNITY. Netscape and Yahoo acknowledge that the intent of the Service is to provide an "integrated community" experience for Netscape users and not to provide Yahoo with any special prominence in listings relative to other Content Provider, unless such enhanced presence or positioning is agreed to by Netscape. Promotion of Yahoo's Web site will be minimized to prevent diversion of user traffic from the Service. Promotion of Yahoo within the Service will be subject to Netscape's approval.

  6.9. TECHNICAL SUPPORT. If Yahoo receives any questions from a prospective or existing Content Provider relating to specific development or technical support (such as how to develop on the Netscape platform), Yahoo will refer the prospective or existing Content Provider to the Netscape Developer Program as described on Netscape's Web Site.

7.   [XXXX]

8. PEOPLE PAGES. The People Pages will be managed by Yahoo under the Netscape brand and will include the existing participants in Netscape's White Pages program unless otherwise agreed to by the parties. The People Pages may be enhanced or modified upon the mutual agreement of Netscape and Yahoo. [XXXX]


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9.   WHAT'S NEW PAGE AND WHAT'S COOL PAGE.  Beginning July 1, 1997, Yahoo shall manage the What's New Page and the What's Cool Page portions of Netscape's Web Site. Netscape shall have the right to designate up to [XXXX] of the entities to be included in the What's New Page per week, and Netscape shall nominate entities for Yahoo's consideration for inclusion in the What's Cool Page. Netscape shall not charge such entities for such inclusion. The What's New Page and What's Cool Page will appear under Netscape's brand exclusively; however, Yahoo will be credited at no less than the level currently granted with providing the content for the What's New Page and What's Cool Page. The parties may in the future decide to include the What's New Page and What's Cool Page as part of the Service.

10. PROMOTION OF THE SERVICE IN NETSCAPE'S PRODUCTS. For as long as Netscape offers the other products and services described below, Netscape shall promote the Service during the Term as follows:

  10.1. TOOLBAR BUTTON. Netscape shall build a button for the Service which will appear in the Toolbar section of the Netscape Communicator client software and in a comparable location in subsequent versions of Netscape's client software. The name of the button shall be determined by Netscape with consideration given to Yahoo's preferences. When an end user presses the button, the end user will be presented with a drop-down menu of headings in the following order: The Internet (or a name to be mutually agreed to by the parties), People, Yellow Pages, What's New Page and What's Cool Page or such other heading names as Netscape may determine; provided, however, that the The Internet heading, or such other name as may be decided, shall be linked to the Front Page, and no service similar to the Service shall be granted a button on the toolbar.

  10.2. NETSCAPE'S WEB SITE. The home page of Netscape's Web Site shall feature a prominent link to the Service in a location and format as Netscape shall determine.

  10.3. PRE-LOADED BOOKMARK. Netscape shall include a pre-loaded bookmark for the Service in Netscape-distributed versions of the Netscape Communicator client software and in a comparable location in subsequent versions of Netscape's client software.

  10.4. DESTINATIONS BUTTON. In versions of the Netscape Navigator which include or refer to a Destinations area of Netscape's Web Site, users selecting the Destinations location will be redirected to the Front Page of the Service.

  10.5. CONSTELLATION. In the Netscape Constellation client software, or derivative thereof, Netscape shall include a link to the Service which shall be at least as prominent as any similar service, provided that the Service is modified to support the appropriate technologies within Constellation or its derivative. Netscape and Yahoo shall mutually agree to new content changes and functionality.

  10.6. IN-BOX DIRECT. Netscape shall provide the Service with premier positioning within the In-Box Direct program and sign-up area, as Netscape shall determine such positioning in its discretion.

  10.7. IN-BOX DIRECT FOR SUITESPOT. Netscape shall include in In-Box Direct for SuiteSpot a premier listing for the Service, as optimized for Enterprise users, and as Netscape shall determine in its discretion.

11.  YAHOO'S OBLIGATIONS.

  11.1. PRODUCTION, TECHNOLOGY AND CONTENT PROGRAMMING. Yahoo shall be responsible for all production and content programming of the Service. The Service shall use substantially the same technology and advantages as Yahoo uses in its "My Yahoo!" service, unless otherwise agreed to by the parties. The Service shall not be disadvantaged or suffer from inferior production, programming or performance relative to the My Yahoo! service, or any similar service which Yahoo might make available to, or operate on behalf of, third parties except with respect to proprietary features owned by, or made exclusively available to, third parties. Except with respect to the Premier Providers and Distinguished Providers provided to Yahoo by Netscape hereunder and except as further constrained by the available pool of Premier Providers and Distinguished Providers, the Service shall perform substantially up to the same performance standards as My Yahoo!, including, but not limited to, load time, timeliness of content,


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and quality of programming.  Notwithstanding the foregoing, this Agreement does not include a license to use the technology and services currently available in My Yahoo! and licensed by Yahoo from Firefly, Inc. and other third party technologies which Yahoo is contractually precluded from including in the Service. Yahoo shall perform its duties described herein with substantially the same diligence and vigor as it employs with respect to its own services and Web sites, or the services and Web sites Yahoo may operate for third parties, and Yahoo shall not favor its own Web sites, or those of any third party, over the Service. With respect to features and functionalities offered within the Service, Yahoo shall use reasonable commercial efforts to employ in the Service Netscape's technology, if available, rather than a technology which might compete with Netscape products or services, provided that such use of Netscape's technology does not, in Yahoo's reasonable determination, unduly burden the performance or production of the Service or unduly tax Yahoo's engineering, support or production resources. Yahoo's obligation to produce the Service including production services, technology and content programming which meet or exceed standards established by Yahoo on its own Web site or services (or the Web site or services Yahoo manages for any third party) and general industry standards is a material obligation of Yahoo under this Agreement.

  11.2. ADVERTISING. Yahoo shall be responsible for all production and programming of advertisements on the Service Ad Inventory, subject to Netscape's guidelines for advertising. Commencing on the Effective Date and except as set forth in Section 16, Yahoo will manage and sell all advertising and sponsorships within the Service Ad Inventory, and Yahoo will manage the advertising product and services with the same degree of professionalism Yahoo exercises with respect to Yahoo's own Web sites or the Web site Yahoo might manage on behalf of any third party. Services which Yahoo shall provide include site auditing, traffic analysis, functionality and other advertising services. Yahoo may require all advertisers on the Service including the Netscape Responsible Advertising to execute Yahoo's then current form of insertion order ("IO"). Notwithstanding anything else in this Agreement to the contrary, Yahoo may in its sole discretion refuse to include any advertising on the Service for any reason, provided that Yahoo may only refuse to include Netscape Legacy Advertising, as defined in Section 11.3, if such advertisers refuse to sign the IO. Netscape Legacy Advertisers who refuse to sign the IO ("REFUSNIKS") shall nevertheless be included as advertisers in the Service until such advertisers advertising contracts with Netscape have expired.

  11.3. NETSCAPE AD INVENTORY. Yahoo shall honor all contracts for banner advertising which Netscape has previously committed to post in the Destinations area of Netscape's Web Site (the "NETSCAPE LEGACY ADVERTISING"). A list of such outstanding Destinations advertising commitments is attached hereto as Exhibit
D. In any given month, Netscape shall be entitled to offer to third parties up to [XXXX] of the Service Ad Inventory in that month ("NETSCAPE AD INVENTORY"), provided, however, that Netscape shall only offer the Netscape Advertising Inventory for barter, and not for sale, and provided further that Netscape shall not be entitled to place more than [XXXX] of the monthly Netscape Ad Inventory in any one Channel. Notwithstanding the foregoing, the parties may mutually agree from time to time to make additional Service Ad Inventory available to Netscape for barter transactions. In order to avoid conflicts with barter transactions, Netscape shall designate a contact person to coordinate with Yahoo the availability of Service Ad Inventory.

  11.4. EQUIVALENT EFFORT. In selling advertising inventory and providing advertising services hereunder, Yahoo will carry out such services with substantially the same diligence and vigor as it employs when selling, managing or maintaining similar advertising on its own services and Web sites. Without limiting the foregoing, Yahoo shall not unreasonably favor its own Web site, or the Web site or services of any third party, over the Service.

  11.5. REFUSE TO PUBLISH. Netscape may, in its reasonable discretion, at any time for any reason refuse to accept or publish, or direct Yahoo to refuse to accept or publish, a Content Provider listing, a Content Module, an advertisement and/or other content on the Service, the What's New Page, the What's Cool Page, the People Pages if such content directly, explicitly and maliciously disparages Netscape or Netscape's products; pertains to the promotion, depiction, sale, use or endorsement of alcohol, tobacco, sexually explicit materials, religious institutions; and such other areas as the parties may mutually agree.


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  [XXXX]


  11.7. NETSCAPE NOW PROGRAM COMPLIANCE ON YAHOO'S WEB SITE AND THE SERVICE. Yahoo shall display the "Netscape Now" button [XXXX], and use reasonable commercial efforts to include the following statement (or a statement designated by Netscape and generally used by Netscape as a successor to the following statement or in connection with any successor program to Netscape's Netscape Now program) next to the Netscape Now button: "This site is best viewed with Netscape Navigator 3.0. Download Netscape Now!" (or such higher non-beta version as is then available). Yahoo will produce the page such that when an end user presses or clicks on the Netscape Now button (or such other button used in connection with any successor program to the Netscape Now program), the end user's Internet client software will access the applicable HTML page located at a URL supplied by Netscape. On any page on which the Netscape Now button, or a successor button, is displayed, the Netscape Now button shall be [XXXX]. Yahoo shall use reasonable commercial efforts promptly to remedy any misplacement of the Netscape Now button on its home page or other pages or any malfunctioning of the button, provided Netscape will fully cooperate with Yahoo to remedy any such misplacement or malfunctioning, and provided further that Yahoo shall not incur liability for any failure to remedy such misplacement or malfunctioning if such remedy is not within the reasonable control of Yahoo. In the event that Netscape replaces the Netscape Now program with a successor program, Netscape shall advise Yahoo and Yahoo shall produce the page to conform to such successor program, provided Yahoo's obligations under such successor program shall not be materially increased. Netscape hereby grants Yahoo a nonexclusive, nontransferable, nonassignable, nonsublicensable license to perform and display the Netscape Now button directly in connection with fulfilling the foregoing obligation. Yahoo's use of the Netscape Now button shall be in accordance with Netscape's reasonable policies regarding advertising and trademark usage as established from time to time by Netscape, including the guidelines of the Netscape Now Program published on Netscape's U.S. English-language Web Site. Yahoo acknowledges that the Netscape Now button is a proprietary logo of Netscape and contains Netscape's trademarks. In the event that Netscape determines that Yahoo's use of the Netscape Now button is inconsistent with Netscape's quality standards, then Netscape shall have the right to suspend immediately such use of the Netscape Now button. Yahoo understands and agrees that the use of the Netscape Now button in connection with this Agreement shall not create any right, title or interest in or to the use of the Netscape Now button or associated trademarks and that all such use and goodwill associated with the Netscape Now button and associated trademarks will inure to the benefit of Netscape. Yahoo agrees not to register or use any trademark that is similar to the Netscape Now button. Yahoo further agrees that it will not use the Netscape Now button in a misleading manner or otherwise in a manner that could tend to reflect adversely on Netscape or its products.

  11.8. CONTENT PROVIDER COMPLIANCE. Yahoo will require Content Providers to substantially abide by the criteria for participating in the Service as such criteria are described in Exhibit F. Yahoo shall use reasonable commercial efforts to monitor the Content Providers' compliance with the guidelines and, as necessary, notify Content Providers of their non-compliance. If a Content Provider fails to come into compliance after receipt of notification, Netscape shall direct Yahoo to reduce the listing status of a non-complying Content Provider or remove the Content Provider from the Service, as Netscape shall determine.

  11.9. MARKETING COLLATERAL. Yahoo will maintain on the Service marketing collateral for the Service. The collateral will be updated regularly and on an as-needed basis. The marketing collateral, as well as application for Content Provider participation in the Service, as described in Section 6.1, shall be located in an easily accessible location. Each party shall include a link to the Service's marketing collateral in an appropriate area of the party's Web site.

  11.10. SERVICE ENROLLMENT SUPPORT. Yahoo shall provide information and sales support to Content Providers regarding participation in the Service.


                    [X]   CONFIDENTIAL TREATMENT REQUESTED

  11.11. TECHNICAL SUPPORT OF SERVICE. During the Term, Yahoo shall provide technical support services for the Service in a timely basis. Yahoo shall appoint a technical contact to whom Netscape may address all technical questions relating to the Service. Yahoo shall use best efforts to promptly remedy any material misplacement or malfunctioning of the Service.

12.  JOINT ACTIVITIES.

  12.1. PRESS PLANS. Yahoo and Netscape agree to participate in a joint press announcement regarding the Service which will take place on a mutually agreed upon date. The parties shall agree to the form and content of the joint press release. Notwithstanding the foregoing, either party may issue its own press release, subject to the other party's prior approval of the content within the release. With respect to major advertising and marketing deal announcements regarding the Service, Netscape and Yahoo shall have forty-eight (48) hours to respond, in writing, to any proposed announcement. In any press announcement regarding the Service, both Yahoo and Netscape's name and logo shall be included in the press release, and the names and logos shall appear with equal prominence. Interviews with the press regarding announcement of the Service shall be coordinated between both Netscape and Yahoo.

  12.2. RESEARCH. If Yahoo or Netscape conducts any research regarding the Service, such research results shall be shared between both companies on a timely basis. If Yahoo or Netscape conducts a study on their respective primary English-language Web site, both companies shall include the Service in the study, where appropriate. Yahoo will conduct substantially the same level and as much research and data collection regarding the Service as Yahoo conducts with respect to My Yahoo!


  12.3. QUARTERLY REVIEWS OF THE SERVICE. Netscape and Yahoo agree to establish quarterly reviews of the Service to evaluate the success of the Service and agree to modifications and improvements to the Service.

  12.4. DESIGN REVIEWS AND OWNERSHIP. The graphic user interface ("GUI") of the Service shall be jointly owned by the parties, as mutually determined by the parties. Netscape and Yahoo shall mutually agree to all major design changes in the GUI, including, but not limited to, significant new artwork or functional changes. As part of the approval process for significant changes to the GUI, the parties shall determine the ownership rights with respect to the newly added feature or functionality, and either party may decline to add such feature or functionality to the GUI. If either party has contributed to the GUI such features or functionality owned by that party, the other party shall be granted a royalty-free, irrevocable, perpetual world-wide license, without payment or other charge therefore, to use, display, perform, reproduce and distribute such feature or functionality in connection with the GUI in the Service or any successor service after the termination or expiration of this Agreement. In no event shall Netscape be entitled to a license or any ownership right in any computer code written by Yahoo in connection with the GUI. Nothing contained herein shall prevent Netscape from independently developing features or functionality which are similar to the features and functionality owned by Yahoo and implemented in the Service, provided that no intellectual property of Yahoo is utilized and any use of such features or functionality are consistent with
Section 18.2 of this Agreement.   The parties agree that Yahoo is not creating
the Service as a work made for hire. Except as set forth above with respect to the GUI, nothing in the Agreement shall be deemed to grant to Netscape an express or implied license or ownership right to any copyright, trademark, trade secret or patent to any technology, content, or other material of Yahoo created for or included in the Service, whether or not such were created at Netscape's request or with Netscape's cooperation.

13.  [XXXX]

14.  PAYMENT.

  14.1. PAYMENT AMOUNTS. For the benefits and services provided by Netscape to Yahoo during the Term, Yahoo shall remit to Netscape a total of Twenty-Five Million Dollars ($25,000,000) as the Payment, comprised of the following components:


                    [X]   CONFIDENTIAL TREATMENT REQUESTED

  Ten Million Dollars ($10,000,000) as a guarantee against advertising revenue in the first year of the Term, plus

  Fifteen Million Dollars ($15,000,000) as a guarantee against advertising revenue in the second year of the Term, provided Netscape delivers the Netscape traffic requirements as described in Section 15.

  14.2.   TIMING OF PAYMENT. Yahoo shall pay Netscape the Payment within fifteen
(15) days after the dates set forth below:

In the first year of the Term:
     One Million Five Hundred Thousand Dollars ($1,500,000) - June 15, 1997;
     Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) - September 30,
          1997;
     Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) - December
          31, 1997;
     Three Million Five Hundred Thousand Dollars ($3,500,000) - March 31, 1998;
          and

In the second year of the Term:
     Three Million Five Hundred Thousand Dollars ($3,500,000) - June 30, 1998; Three Million Five Hundred Thousand Dollars ($3,500,000) - September 30,
          1998;
     Four Million Dollars ($4,000,000) - December 31, 1998;
     Four Million Dollars ($4,000,000) - March 31, 1999;
or, if any such date is not a business day, the next following business day.

     14.3. REVENUE COUNTED TOWARD GUARANTEE. Any revenue received by Netscape after the Effective Date based on previous advertising services for Destinations which contracts are absorbed and honored by Yahoo will be applied toward Yahoo guaranteed advertising revenue amounts, subject to the terms of
Section 16. The net revenue amount received by Netscape for such advertising (after deducting for bad debt (not to exceed 3%), cost of sales (not to exceed 20%) and barter) shall be deducted from the payment due from Yahoo to Netscape in the calendar quarter in which such revenues are received.

     14.4. PAYMENT OF REVENUE SPLITS. Within each of the first year of the Term and the second year of the Term and to the extent cumulative revenues generated by the Service exceed the cumulative scheduled payments to date as described in Section 14.2, Yahoo shall pay to Netscape Netscape's portion of the shared revenues, as such revenue sharing is described in Section 17, within twenty-five (25) days of the end of the quarter in which the revenue is recognized by Yahoo. Such amounts will be applied to the following quarter's scheduled payments described in Section 14.2.

     14.5. INTEREST AND TAXES. Any portion of the Payment which has not been paid to Netscape within the applicable time set forth above shall bear interest at the lesser of (i) one percent (1%) per month, or (ii) the maximum amount allowed by law. All payments due hereunder are exclusive of any applicable taxes. Yahoo shall be responsible for all applicable national, state and local taxes, value added or sales taxes, exchange, interest, banking, collection and other charges and levies and assessments pertaining to payments other than U.S. taxes based on Netscape's net income. If Yahoo is required by law to make any deduction or to withhold from any sum payable to Netscape by Yahoo hereunder, (i) Yahoo shall effect such deduction or withholding, remit such amounts to the appropriate taxing authorities and promptly furnish Netscape with tax receipts evidencing the payments of such amounts, and (ii) the sum payable by Yahoo upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, Netscape receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount Netscape would have received and retained in the absence of such required deduction or withholding.

15.  TRAFFIC GUARANTEE.


                    [X]   CONFIDENTIAL TREATMENT REQUESTED

     15.1. TRAFFIC TO THE SERVICE. Netscape agrees to deliver to the Front Page of the Service, and the top page of a Channel (except the Netscape Dedicated Channel) as the result of that Channel being accessed by a referring URL (by means of a bookmark or hypertext link, for example) which points to the top page of the Channel, a combined total of [XXXX] in the first year beginning on the Launch Date; and [XXXX] in the second year after the Launch Date, as such traffic estimates are set forth in Exhibit E. Notwithstanding anything else in this Section 15.1, Netscape guarantees that at least [XXXX].

     15.2.     OTHER TRAFFIC.  [XXXX]

16.  ADVERTISING ON WHAT'S NEW PAGE AND WHAT'S COOL PAGE.

     16.1. NETSCAPE AD SALES. Netscape will continue to manage the sale of the banner advertising inventory on the What's New Page and What's Cool Page during the second calendar quarter in 1997 until July1, 1997. Netscape will receive [XXXX] of this net advertising revenue (as calculated in Section 14.3, above), provided such net revenue has been run and recognized before July 1, 1997. Such net revenue shall not be credited against Yahoo's payment guarantees as described in Section 14.2. If net revenue has been booked but not run by Netscape prior to July 1, 1997, then such net revenue shall be credited against Yahoo's payment guarantees, subject to the net revenue allocation described in
Section 16.2. Advertising booked and run prior to July 1, 1997 shall be defined as "WNWC Ads". Advertising booked but not run prior to July 1, 1997 shall be considered "Netscape Legacy Ads."

     16.2. ALLOCATION OF NET REVENUE. Beginning on July 1, 1997, Yahoo will manage the sale of the banner advertising inventory for the What's New Page and What's Cool Page. The net revenue from such advertising sales (as calculated in Section 17.1) will be allocated [XXXX] to Netscape and [XXXX] to Yahoo, including any amounts of net revenue booked, but not run, by Netscape during the second calendar quarter of 1997, up to a total advertising net revenue of [XXXX]. After [XXXX] in total advertising net revenue from the What's New Page and What's Cool Page is achieved (including any amounts booked and run by Netscape from the Launch Date until July 1, 1997), the net revenue will be allocated [XXXX] to Netscape and [XXXX] to Yahoo for the remainder of the Term. Such net revenues shall be credited against Yahoo's payment guarantees.

17.  REVENUE SPLIT.

     17.1. ALLOCATION. For all pages in the Service and the People Pages, the parties will share revenue as follows: The net revenue will be allocated [XXXX] to Netscape, and [XXXX] to Yahoo, where net revenue is defined as total revenues less barter, bad debt (provided that charges against bad debt do not exceed three percent (3%) of the gross revenues), and cost of sales (at twenty percent (20%) of gross revenues). This revenue percentage allocation applies to all revenues received by the parties under this Agreement other than revenues received by Netscape as described in Section 16.1. Yahoo may keep an ongoing reserve of three percent (3%) for bad debt, and actual bad debt shall be reconciled at the conclusion of each twelve (12) month period.

     17.2 ADJUSTMENTS. If Netscape meets its traffic guarantee in the first year after the Launch Date, as described in Section 15, then, in the second year after the Launch Date: (i) Yahoo shall guarantee a minimum or Fifteen Million Dollars ($15,000,000) in advertising revenue, as described in
Section 14.1, and (ii) Netscape will guarantee the traffic commitment as described in Section 15. [XXXX]

     Any further adjustments shall be mutually agreed to by Netscape and Yahoo in the fourth quarter of the first year after the Launch Date. Such additional adjustments shall be based on traffic trends in the third and fourth quarters of the first year after the Launch Date and actual traffic in the fourth quarter of the first year after the Launch Date.

                    [X]   CONFIDENTIAL TREATMENT REQUESTED

[XXXX]

19.  REPORTING AND AUDIT RIGHTS.

     19.1 REPORTING. Within fifteen (15) days after the end of each month during the Term: (i) Yahoo shall provide Netscape with a report in common log format describing the total number of hits and page impressions for each of the pages in the Service, and such other tracking information as the parties shall mutually agree, and (ii) Netscape shall provide Yahoo with a report describing the number of redirects of traffic to the Service from Netscape's Web Site, the What's New Page, the What's Cool Page and the People Pages, and such other tracking information as the parties shall mutually agree.

     19.2 AUDIT RIGHTS. Each June and December during the Term, the parties shall review the financial results (including gross revenues, bad debt and barter) for the Service. Netscape shall have the right, upon no less than fifteen (15) days prior written notice to Yahoo, to cause an independent Certified Public Accountant to inspect, during Yahoo's normal business hours, the records of Yahoo upon which Yahoo's revenue reports are based. The costs of such audit shall be paid by Netscape provided, however, that if said inspection shall reveal an error in excess of (five) (5%) percent in monies due to Netscape, Yahoo shall pay for the audit. Netscape's audit rights as described herein shall continue for two (2) months after the expiration or termination of this Agreement.

20.  TERM AND TERMINATION.

     20.1. TERM. Unless earlier terminated pursuant to the provisions of 20.2, the Term of this Agreement shall continue for [XXXX] after the Launch Date. The Agreement shall be automatically extended for a [XXXX] period thereafter, provided that [XXXX] after the Launch Date, neither party has any objection to the automatic renewal. [XXXX] after the Launch Date, the parties agree to enter into [XXXX] for a period of [XXXX] during which time the parties shall [XXXX]. If, at the end of such [XXXX], no agreement is reached as to the terms of the renewal period, this Agreement shall expire at the end of the Term.

     20.2. TERMINATION FOR CAUSE. Either party shall have the right to terminate this Agreement upon a material default by the other party of any of its material obligations under this Agreement, unless within thirty (30) calendar days after written notice of such default the defaulting party remedies such default. Netscape shall have the right to terminate the Agreement upon Yahoo's breach of its representation and warranty set forth in Section 23.3.

     20.3. RIGHTS UPON TERMINATION OR EXPIRATION. Upon expiration or termination of this Agreement: (i) Netscape shall have the right, without any additional payment, charge or royalty to Yahoo, to produce a service similar to the Service which does not include Yahoo's intellectual property (except as set forth in Section 12.4) or name but which might employ a graphic user interface which is substantially similar to the graphic user interface of the Service, and
(ii) Yahoo shall no longer have the right to use the Service Name or produce the Service. In addition to the right to receive amounts payable at the time of the termination of expiration of this Agreement, Sections 3.3, 12.4, 19.2, 20.3, 21, 22 and 23 shall survive the termination or expiration of this Agreement for any reason. Provisions of other Sections which, by their nature, must remain in effect beyond the termination or expiration of this Agreement shall survive.

21.  WARRANTIES AND INDEMNIFICATION

     21.1 TITLE. Yahoo warrants that it has the right to perform the services set forth in this Agreement, (i) it owns or licenses all rights, title and interest in and to the technology underlying the production of the Service,
(ii) Netscape shall not be obligated to pay any fees or royalties for implementing the Service other than as specifically set forth in this Agreement, and (iii) there are no pending or threatened lawsuits concerning any aspect of the technology underlying the Service.


                    [X]   CONFIDENTIAL TREATMENT REQUESTED

     21.2. PERFORMANCE. Yahoo warrants that the Service will function substantially in accordance with the specifications set forth in this Agreement and as the parties may determine from time to time. Yahoo shall repair any malfunctions of the Service within a reasonable period of time (not to exceed two (2) days) after notice of such condition.

     21.3 RESPONSIBILITY. Yahoo represents and warrants to Netscape that the Content Provider listings (other than the Content Provider listings provided by Netscape and which Content Providers refuse to sign Yahoo's standard form for participation in the Service as Yahoo shall notify to Netscape), advertisements, Content Modules, other content managed by and technology utilized by Yahoo which will appear on or be used in the Service, the What's New Page, the What's Cool Page and the People Pages will not violate any criminal laws or any rights of any third parties, including, but not limited to, infringement or misappropriation of any copyright, patent, U.S. trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any antidiscrimination law or regulation, or any other right of any person or entity, or otherwise violate any applicable local, state, national or international law. The foregoing representations and warranties shall not apply to any matter concerning or arising from the Refusniks, WNWC Ads, the Transition Content Providers prior to July 1, 1997, the Special Content Providers who have not executed the Standard Yahoo Contract in accordance with Section 6.4, the Netscape Dedicated Channel, any trademarks, intellectual property, content or materials licensed from or provided by Netscape for use on or included in the Service, the What's New Page, the What's Cool Page, or the People Page, or any action taken at Netscape direction, insofar as Yahoo is required by Netscape to undertake such activities or actions, or manage or include such content and materials, related to the activities described in this Agreement. Netscape hereby represents and warrants to Yahoo that any material contained in or matter pertaining to the Refusniks, WNWC Ads, the Transition Content Providers prior to July 1, 1997, the Special Content Providers who have not executed the Standard Yahoo Contract in accordance with Section 6.4, the Netscape Dedicated Channel, any trademarks, intellectual property, content or materials licensed from or provided by Netscape for use on or included in the Service, the What's New Page, the What's Cool Page, or the People Page, or any action taken by Yahoo at Netscape's direction, insofar as Yahoo is required by Netscape to undertake such activities or actions, or manage or include such content and materials, related to the activities described in this Agreement, will not violate any criminal laws or any rights of any third parties, including, but not limited to, infringement or misappropriation of any copyright, patent, U.S. trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any antidiscrimination law or regulation, or any other right of any person or entity, or otherwise violate any applicable local, state, national or international law.

     21.4. DISCLAIMER. THE WARRANTIES PROVIDED BY YAHOO HEREIN ARE THE ONLY WARRANTIES PROVIDED BY YAHOO WITH RESPECT TO THE SERVICE. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES BY YAHOO, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICE.

     21.5. INDEMNIFICATION. Yahoo agrees to indemnify Netscape and to hold Netscape harmless from any and all liability, loss, damages, claims, or causes of action, including reasonable legal fees and expenses that may be incurred by Netscape, arising out of or related to Yahoo's breach of any of the representations and warranties set forth in Section 21.3. In connection with such indemnification, Netscape will (i) promptly notify Yahoo in writing of any such claim and grant Yahoo control of the defense and all related settlement negotiations, and (ii) cooperate with Yahoo, at Yahoo's expense, in defending or settling such claim; provided that if any settlement results in any ongoing liability to, or prejudices or detrimentally impacts Netscape, and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Netscape's written consent. In connection with any such claim, Netscape may have its own counsel in attendance at all public interactions and substantive negotiations at its own cost and expense. Netscape agrees to indemnify Yahoo and to hold Yahoo harmless from any and all liability, loss, damages, claims, or causes of action,


                    [X]   CONFIDENTIAL TREATMENT REQUESTED
including reasonable legal fees and expenses that may be incurred by Yahoo, arising out of or related to Netscape's breach of any of the representations and warranties set forth in Section 21.3. In connection with such indemnification, Yahoo will (i) promptly notify Netscape in writing of any such claim and grant Netscape control of the defense and all related settlement negotiations, and
(ii) cooperate with Netscape, at Netscape's expense, in defending or settling such claim; provided that if any settlement results in any ongoing liability to, or prejudices or detrimentally impacts Yahoo, and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Yahoo's written consent. In connection with any such claim, Yahoo may have its own counsel in attendance at all public interactions and substantive negotiations at its own cost and expense.

22. LIMITATION OF LIABILITY. EXCEPT FOR THEIR RESPECTIVE OBLIGATIONS AND LIABILITY UNDER SECTION 21.5, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS OR ANY FORM OF INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER FROM ANY CAUSES OF ACTION OF ANY KIND WITH RESPECT TO THIS AGREEMENT OR THE TECHNOLOGY LICENSED HEREUNDER, WHETHER ARISING IN TORT (INCLUDING NEGLIGENCE), CONTRACT, OR OTHERWISE, EVEN IF IT HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

23.  GENERAL.

     23.1. GOVERNING LAW. This Agreement shall be subject to and governed in all respects by the statutes and laws of the State of California without regard to the conflicts of laws principles thereof. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection herewith, and each party hereby consents to such exclusive and personal jurisdiction and venue.

     23.2. ENTIRE AGREEMENT. This Agreement, including the exhibits and attachments referenced on the signature page hereto, constitutes the entire Agreement and understanding between the parties and integrates all prior discussions between them related to its subject matter. No modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party.

     23.3.     ASSIGNMENT.[XXXX]

     23.4. NOTICES. All notices required or permitted hereunder shall be given in writing addressed to the respective parties as set forth below and shall either be (i) personally delivered, (ii) transmitted by postage prepaid certified mail, return receipt requested, or (iii) transmitted by nationally-recognized private express courier, and shall be deemed to have been given on the date of receipt if delivered personally, or two (2) days after deposit in mail or express courier. Either party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Subsection. The addresses for the parties are as follows:

     Yahoo:                             Netscape:
     Yahoo! Inc.                        Netscape Communications Corporation
     3400 Central Expressway, Ste. 201  501 East Middlefield Road
     Santa Clara, CA  95051             Mountain View, CA 94043
     Fax:  (408) 731-3510               Fax: (415) 528-4123
     Attn: General Counsel              Attn: General Counsel

     23.5. CONFIDENTIALITY. All disclosures of proprietary and/or confidential information in connection with this Agreement as well as the contents of this Agreement, the financial arrangements described in this Agreement, the Content Providers, advertising sales, end user information and research related to the Service shall be governed by the terms of the Mutual Confidential Disclosure Agreement attached hereto as Exhibit G. The information contained in the reports provided by each party hereunder


                    [X]   CONFIDENTIAL TREATMENT REQUESTED
shall be deemed the Proprietary Information of the disclosing party. Notwithstanding the foregoing, Netscape may, in its sole discretion, make publicly available the auditing of traffic results and indicate that Yahoo is the source of the information.

     23.6. FORCE MAJEURE. Neither party will be responsible for any failure to perform its obligations under this Agreement due to causes beyond its reasonable control, including but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods or accidents.

     23.7. WAIVER. The waiver, express or implied, by either party of any breach of this Agreement by the other party will not waive any subsequent breach by such party of the same or a different kind.

     23.8. HEADINGS. The headings to the Sections and Subsections of this Agreement are included merely for convenience of reference and shall not affect the meaning of the language included therein.

     23.9. INDEPENDENT CONTRACTORS. The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in this Agreement shall be interpreted as constituting either party the joint venturer, employee or partner of the other party or as conferring upon either party the power of authority to bind the other party in any transaction with third parties.

     23.10. SEVERABILITY. In the event any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision shall be reformed only to the extent necessary to make it enforceable, and the other provisions of this Agreement will remain in full force and effect.

     23.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original. Notwithstanding the foregoing, the parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

     23.12 ATTORNEY'S FEES. In the event of any action, suit, or proceeding brought by either party to enforce the terms of this Agreement, the prevailing party shall be entitled to receive its costs, expert witness fees, and reasonable attorneys fees and expenses, including costs and fees on appeal.


                    [X]   CONFIDENTIAL TREATMENT REQUESTED

The parties have duly executed this Agreement as of the later of the two (2) dates set forth below.

YAHOO:                                  NETSCAPE:

YAHOO! INC.                             NETSCAPE COMMUNICATIONS CORPORATION

By: /s/ JEFFREY MALLETT                 By: /s/ JENNIFER BAILEY
   -------------------------------         -------------------------------
Print Name: Jeffrey Mallett             Print Name: Jennifer Bailey
           -----------------------                 -----------------------
Title: Senior Vice President            Title: VP of Electronic Marketing
      ----------------------------            ----------------------------
Date: 3/17/97                           Date: 3/17/97
     -----------------------------           -----------------------------

Yahoo! Inc. Address:                    Netscape Address:
3400 Central Expressway, Ste. 201       501 East Middlefield Road
Santa Clara, CA  95051                  Mountain View, California  94043
USA                                     USA
Attention: General Counsel              Attention:  General Counsel
Facsimile:  (408) 731-3510              Facsimile:  (415) 528-4123
Email:  jplace@yahoo.com                Email:  roberta@netscape.com

Effective Date:____________________
Attached Exhibits:
     Exhibit A:     Pro Forma Layout of Service
     Exhibit B:     Netscape-Designated Content Providers
     Exhibit C:     Form of End User Registration
     Exhibit D:     Netscape Advertising Obligations
     Exhibit E:     Traffic Estimates
     Exhibit F:     Criteria for Content Provider Participation
     Exhibit G:     Mutual Non-Disclosure Agreement


                    [X]   CONFIDENTIAL TREATMENT REQUESTED